Exhibit 99.1

               LTC Announces Pricing of $100 Million of
                     8% Series F Preferred Stock

    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 19, 2004--LTC Properties, Inc. (NYSE:LTC) announced today that it has priced an offering of 4 million shares of 8% Series F cumulative redeemable preferred stock sold to a number of institutional investors and other purchasers pursuant to a registered direct placement. The Series F Preferred Stock will be sold at $25 per share and the Company expects to issue approximately 3 million shares on February 23, 2004, and approximately 1 million shares on February 27, 2004. Net proceeds to the Company, after fees and expenses, are estimated to be $98.5 million. The Company has applied to list the Series F Preferred Stock on the New York Stock Exchange under the symbol "LTC PrF." The Series F Preferred Stock may be redeemed at par at the Company's election on or after February 23, 2009. The Company stated that it will use approximately $96.5 million of the proceeds to redeem all outstanding shares of its 9.5% Series A Preferred Stock and its 9.0% Series B Preferred Stock and the balance will be used for general corporate purposes.
    The Series F Preferred Stock will rank pari passu with the Company's Series A and Series B Preferred Stock (prior to their redemption), the Series C Cumulative Convertible Preferred Stock and the Series E Cumulative Convertible Preferred Stock. The Series F Preferred Stock has no stated maturity and will not be subject to a sinking fund or mandatory redemption.
    Cohen & Steers Capital Advisors, LLC acted as placement advisor in the sale of the securities.
    The Company is a self-administered real estate investment trust that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.


    CONTACT: LTC Properties
             Andre C. Dimitriadis, Chairman & CEO
             Wendy L. Simpson, Vice Chairman & CFO
             805-981-8655